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                                                                      EXHIBIT 21
                                   QMS, INC.
                          SUBSIDIARIES AND TRADE NAMES

             Unless indicated otherwise, each of the following is a
                      wholly owned subsidiary of QMS, Inc.


                                State or Other
                                Jurisdiction of       Other Names Under Which
   Legal Name of Subsidiary      Incorporation        Subsidiary Does Business
 ----------------------------   ---------------       ------------------------

    QMS Circuits, Inc.           Delaware              QCI

    QMS Foreign Sales, Inc.      U.S. Virgin Islands

    QMS K.K.                     Japan

    QMS Canada, Inc.             Canada


As of November 10, 1998